AMENDMENT AND REVISION TO
DEVELOPMENT AND EXPLORATION AGREEMENT
(Wardlaw Property, Edwards County, Texas)

Effective March 31, 2006, Lothian Oil Inc. (“Lothian”), whose address is 500 Fifth Avenue, Suite 2600, New York, NY 10110, and UHC Petroleum Corporation, and UHC Petroleum Services Corporation, as ratified by United Heritage Corporation (collectively referred to as “UHC”), whose address is 405 N. Marienfeld, Suite 200, Midland, TX 79701, entered into a Development and Exploration Agreement (the “Agreement”) providing for Lothian to loan UHC a sum of up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) for the development of oil and gas leases owned by UHC in the Wardlaw Field in Edwards County, Texas (the “Wardlaw Property”).

A copy of that Development and Exploration Agreement is attached to this Amendment as Exhibit “A.”

After entering into the Agreement and the Promissory Note, Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement, and Credit Agreement provided for in that Agreement (the “Loan Documents”), it was realized that the Agreement erroneously provided, as part consideration for the loan, for UHC to deliver Lothian an assignment of a part of UHC’s interest in the Wardlaw Property, with the assignment to become effective when the full amount of the loan, together with all accrued interest had been paid in full to Lothian, as provided for in the Loan Documents.

It was the intent of Lothian and UHC that the transaction provided for in the Agreement and Loan Documents only be a LOAN TRANSACTION AND NOT A TRANSFER OF INTEREST BY UHC TO LOTHIAN. By resolution adopted by the Board of Directors of UHC on May _____, 2006, it was acknowledged that the reference to an assignment by UHC to Lothian of a part of its interest in the Wardlaw Property was an error, and UHC is not obligated to assign any interest in the Wardlaw Property, which it owns, to Lothian, under the terms of the Agreement and Loan Documents.

To evidence the agreement and understanding concerning the advances to be made by Lothian to UHC under the terms of the Agreement and Loan Documents, the Agreement and Loan Documents are hereby amended to delete any and all references in the Agreement and Loan Documents providing for UHC to deliver to Lothian an assignment of any interest in the Wardlaw Property.

Both UHC and Lothian acknowledge that if the proceeds of production from the Wardlaw Property pledged to Lothian in the Loan Documents are not adequate to pay the indebtedness and retire it in the manner provided for in the Loan Documents, UHC will repay the balance of any sums remaining due out of any other revenue sources available to UHC, and will not be obligated to assign any of its interest in the Wardlaw Property to Lothian.

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This Amendment is executed on behalf of Lothian and UHC to clarify that the transaction provided for in the Agreement is a loan and not a transfer of interest. UHC and Lothian agree to execute all further amendments to any agreements and documents they have entered into, which may be required, deemed advisable, or requested by either Lothian or UHC, to clarify that the transaction between the parties is a loan transaction, and shall under no circumstances be deemed a transfer of interest by UHC to Lothian in any of its properties.

For all purposes, this Amendment to the Agreement and Loan Documents shall be deemed effective as of March 31, 2006, the Effective Date of the original Agreement and Loan Documents.

“Lothian”

Lothian Oil Inc.

	By:	/s/ Ken Levy

Date: April ___, 2006		Ken Levy, President

“UHC”

UHC Petroleum Corporation

	By:	/s/ C. Scott Wilson

Date: April ___, 2006		C. Scott Wilson Chief Financial Officer

United Heritage Corporation

By:	/s/ C. Scott Wilson

Date: April ___, 2006	C. Scott Wilson Chief Financial Officer

UHC Petroleum Services Corporation

By:	/s/ C. Scott Wilson

Date: April ___, 2006	C. Scott Wilson Chief Financial Officer

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